SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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OMEROS CORPORATION

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2013

Dear Fellow Shareholder:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders of Omeros Corporation, which will be held at the Bell Harbor International Conference Center located at 2211 Alaskan Way, Pier 66, Seattle, Washington 98121, on Friday, May 24, 2013, at 10:00 a.m. local time.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement contain details of the business to be conducted at the annual meeting.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted. Therefore, please vote as soon as possible by telephone, via the Internet or by completing and mailing the enclosed proxy card. Voting by any of these methods will ensure your representation at the annual meeting. If you decide to attend the annual meeting, you will be able to vote in person even if you have previously submitted your proxy.

On behalf of our Board of Directors, I would like to express our appreciation for your continued support of Omeros. We look forward to seeing you at the annual meeting.

Sincerely,

GREGORY A. DEMOPULOS, M.D. Chairman and CEO

OMEROS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 24, 2013

April 24, 2013

To the Shareholders:

We cordially invite you to the 2013 Annual Meeting of Shareholders of Omeros Corporation, a Washington corporation, to be held on Friday, May 24, 2013, at 10:00 a.m. local time at the Bell Harbor International Conference Center located at 2211 Alaskan Way, Pier 66, Seattle, Washington 98121, for the following purposes:

(1)	to elect the two Class I director nominees named in this proxy statement to the board of directors, each to serve until the 2016 Annual Meeting of Shareholders;

(2)	to ratify the appointment of Ernst & Young LLP as Omeros’ independent registered public accounting firm for the fiscal year ending December 31, 2013; and

(3)	to transact such other business as may properly come before the 2013 Annual Meeting or any adjournment or postponement of the 2013 Annual Meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Shareholders of record at the close of business on April 2, 2013 will be entitled to vote at the 2013 Annual Meeting and at any adjournment or postponement of the meeting.

The proxy statement accompanying this notice is being issued in connection with the solicitation by the board of directors of a proxy on the enclosed form of proxy card for use at the 2013 Annual Meeting of Shareholders of Omeros. The proxy statement and 2012 Annual Report can be viewed at www.edocumentview.com/OMER in accordance with the rules of the U.S. Securities and Exchange Commission.

We look forward to seeing you at the 2013 Annual Meeting.

By Order of the Board of Directors,

Marcia S. Kelbon Vice President, Patent General Counsel and Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the 2013 Annual Meeting, we encourage you to vote in advance of the meeting to assure your representation at the meeting. You may vote prior to the 2013 Annual Meeting by mailing the proxy card in the enclosed postage-prepaid envelope, by telephone or via the Internet in accordance with the instructions on your proxy card. Even if you vote in advance of the 2013 Annual Meeting, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the 2013 Annual Meeting, you must obtain from the record holder a proxy card issued in your name.

OMEROS CORPORATION

The Omeros Building

201 Elliott Avenue West

Seattle, WA 98119

PROXY STATEMENT FOR 2013 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING PROXY SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the board of directors of Omeros Corporation for use at the 2013 Annual Meeting of Shareholders to be held on Friday, May 24, 2013, at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The 2013 Annual Meeting will be held at the Bell Harbor International Conference Center located at 2211 Alaskan Way, Pier 66, Seattle, Washington 98121.

These proxy solicitation materials and the 2012 Annual Report to Shareholders for the fiscal year ended December 31, 2012, including financial statements, were mailed on or about April 24, 2013 to all shareholders entitled to vote at the 2013 Annual Meeting.

Record Date and Quorum

Shareholders of record at the close of business on April 2, 2013, the record date, are entitled to notice of and to vote their shares at the 2013 Annual Meeting. At the record date, 25,910,399 shares of Omeros’ common stock, $0.01 par value per share, were issued and outstanding. Holders of shares of common stock are entitled to cast one vote per share on all matters. The presence in person or by proxy of the holders of record of a majority of the outstanding shares of common stock entitled to vote is required to constitute a quorum for the transaction of business at the 2013 Annual Meeting.

Abstentions and broker non-votes (which occur when a broker indicates on a proxy card that it is not voting on a matter) are considered shares present at the 2013 Annual Meeting for the purpose of determining a quorum. The inspector of elections will determine whether or not a quorum is present at the 2013 Annual Meeting.

Proposals at the 2013 Annual Meeting

Shareholders are being asked to vote on the following proposals:

(1)	the election of the two Class I director nominees named in this proxy statement (Proposal 1);

(2)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal 2); and

(3)	any other business that may properly come before the 2013 Annual Meeting or any adjournment or postponement of the meeting.

Votes Required

Proposal 1: Election of Directors

The two candidates for director who receive the highest number of affirmative votes will be elected. Shareholders are not entitled to cumulate votes for the election of directors.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm will occur if the number of votes cast in favor of this proposal exceeds the number of votes cast against it. Any shares that are not voted (whether by abstention or otherwise) will not affect the vote.

How to Obtain Directions to Attend the 2013 Annual Meeting

The 2013 Annual Meeting will be held on Friday, May 24, 2013, at 10:00 a.m., local time, at the Bell Harbor International Conference Center located at 2211 Alaskan Way, Pier 66, Seattle, Washington 98121. If you need directions to the meeting, please call Omeros’ investor relations department at (206) 676-5000. Information on how to vote in person at the 2013 Annual Meeting is discussed below.

How to Vote

Registered shareholders can vote by mail or telephone or via the Internet, as described below, or in person at the 2013 Annual Meeting. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the registered shareholder of those shares.

Registered shareholders may cast their vote by:

(1)	signing, dating and promptly mailing the proxy card in the enclosed postage-paid envelope;

(2)	calling 1-800-652-VOTE (8683) using a touch-tone telephone;

(3)	accessing the Internet website www.envisionreports.com/OMER; or

(4)	completing a ballot at the 2013 Annual Meeting.

If your shares are held in the name of a brokerage firm or bank or other similar organization, you are considered the beneficial shareholder with respect to those shares. If you are a beneficial shareholder, please refer to your proxy card or the information forwarded by your broker, bank or other holder of record to see what options are available to you. A beneficial shareholder may not vote shares in person at the 2013 Annual Meeting unless he or she obtains a “legal proxy” from the broker, bank or other holder of record that holds his or her shares.

Whether or not you plan to attend the 2013 Annual Meeting, we encourage you to vote in advance of the meeting to assure your representation at the meeting. Votes cast by proxy or in person at the 2013 Annual Meeting will be tabulated by the inspector of elections appointed for the meeting.

Abstentions and Broker Non-Votes

Shareholders may abstain from voting on either proposal. Because abstentions are not counted as votes cast for a proposal, abstentions will not affect Proposal 1 since the directors who are elected are those who receive the highest number of affirmative votes. Additionally, abstentions will not be counted as votes for or against a matter where the approval of such matter only requires a majority of the shares voting thereon and, accordingly, will not affect Proposal 2.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or, in the case of “uninstructed shares,” in their own discretion if permitted by the stock exchange or other organization of which they are members. Certain types of proposals are “non-discretionary,” however, and brokers who have received no instructions from their clients do not have discretion to vote such uninstructed shares on those items. At this year’s meeting, brokers will have discretion to vote uninstructed shares on Proposal 2, but not on Proposal 1.

Broker non-votes (i.e., shares held by a brokerage firm or other intermediary for which its customers have provided no voting instructions on matters for which brokers and other intermediaries lack voting discretion) will have no effect on Proposal 1 since the directors who are elected are those who receive the highest number of affirmative votes. Broker non-votes will not affect Proposal 2 because brokers will be permitted to vote uninstructed shares in their discretion with respect to ratification of the appointment of an independent registered public accounting firm, as well as any other routine proposals brought before the 2013 Annual Meeting.

Revoking a Proxy

A registered shareholder can revoke his or her proxy before the time of voting at the 2013 Annual Meeting in several ways by:

(1)	mailing a revised proxy card dated later than the prior proxy card;

(2)	submitting a new vote by telephone;

(3)	submitting a new vote via the Internet;

(4)	voting in person at the 2013 Annual Meeting; or

(5)	notifying our corporate secretary in writing that you are revoking your proxy. Your revocation must be received before the 2013 Annual Meeting to be effective.

Any beneficial shareholder may change or revoke his or her voting instructions by contacting the broker, bank or other nominee holding the shares or by obtaining a proxy from such institution and voting in person at the 2013 Annual Meeting.

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of your vote by the board of directors. We pay the costs of soliciting proxies from our shareholders. We may reimburse brokerage firms and other persons representing beneficial shareholders for their expenses in forwarding the voting materials to the beneficial shareholders. Directors, officers and regular employees may solicit proxies on our behalf personally, by telephone or by facsimile without additional compensation. Currently, we do not intend to retain any person to assist in the solicitation of proxies.

Shareholder Proposals for 2014 Annual Meeting

Pursuant to Rule 14a-8 promulgated by the U.S. Securities and Exchange Commission, or SEC, shareholder proposals intended for inclusion in our proxy statement for our 2014 Annual Meeting of Shareholders must be received by us at our principal executive offices at The Omeros Building, 201 Elliott Avenue West, Seattle, WA 98119, by the close of business on or prior to December 25, 2013. However, if the date of the 2014 Annual Meeting of Shareholders changes by more than 30 days from the date of the 2013 Annual Meeting of Shareholders, notice by a shareholder of a proposal must be received a reasonable time before we begin to print and send the proxy materials for the meeting.

Shareholder proposals submitted for consideration at our 2014 Annual Meeting of Shareholders, but not submitted for inclusion in our proxy statement for our 2014 Annual Meeting of Shareholders pursuant to Rule 14a-8 promulgated by the SEC, must be received at our principal executive offices at The Omeros Building, 201 Elliott Avenue West, Seattle, WA 98119, by the close of business on or prior to December 25, 2013. However, if the date of the 2014 Annual Meeting of Shareholders changes by more than 30 days from the date of the 2013 Annual Meeting of Shareholders, notice by a shareholder of a proposal must be received no later than the close of business on the later of (1) 120 calendar days in advance of the 2014 Annual Meeting of Shareholders and (2) 10 calendar days following the date on which public announcement of the date of the 2014 Annual Meeting of Shareholders is first made.

In addition, notice of any shareholder proposal must be given in accordance with our bylaws and all other applicable requirements, including the rules and regulations of the SEC. If a shareholder fails to give notice of a proposal as required by our bylaws or other applicable requirements, then the proposal will not be included in the proxy statement for the 2014 Annual Meeting of Shareholders and the shareholder will not be permitted to present the proposal for a vote at the 2014 Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials Shareholder Meeting to Be Held on May 24, 2013

This proxy statement and the 2012 Annual Report are available at: www.edocumentview.com/OMER.

“Householding” of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, registered shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials may receive only one set of our proxy materials unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. We believe this will be more convenient for our shareholders, as well as save costs for us, by reducing the number of duplicate documents that are sent to your home.

Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a shareholder. If you are a registered shareholder eligible for householding and currently receive multiple copies of our proxy materials with other shareholders of record with whom you share an address or if you hold stock in more than one account, and in either case you wish to receive only a single copy of these documents for your household, please contact our corporate secretary at The Omeros Building, 201 Elliott Avenue West, Seattle, WA 98119 at (206) 676-5000.

If you participate in householding and wish to receive a separate copy of our 2012 Annual Report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our corporate secretary at the address or telephone number indicated above and we will promptly deliver to you separate copies of these documents.

Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

PROPOSAL 1 — ELECTION OF DIRECTORS

In accordance with our bylaws, our board of directors has set its size at six members. Our board, which currently consists of six members, is divided into three classes, each serving staggered three-year terms. We currently have two Class I directors, two Class II directors and two Class III directors. Our Class I directors, whose terms will expire at our 2013 Annual Meeting, are Ray Aspiri and Arnold C. Hanish. Our Class II directors are Thomas J. Cable and Peter A. Demopulos, M.D. The terms of our Class II directors will expire at the close of the 2014 Annual Meeting. Our Class III directors, whose terms will end at our 2015 Annual Meeting, are Gregory A. Demopulos, M.D. and Leroy E. Hood, M.D., Ph.D. Following the recommendation of the nominating and governance committee, our board of directors has nominated each of our current Class I directors for re-election at the 2013 Annual Meeting. If re-elected, each of Ray Aspiri and Arnold C. Hanish would serve until the 2016 Annual Meeting and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

Nominees for Election as Class I Directors

Set forth below is biographical information for each person nominated for election at the 2013 Annual Meeting for a term expiring at the 2016 Annual Meeting.

Ray Aspiri, age 76, has served on our board of directors since January 1995 and previously served as our treasurer from January 1999 to September 2007. Mr. Aspiri has also served as chairman of our compensation committee since January 1995 and as a member of our nominating and governance and audit committees since September 2009 and July 2011, respectively. From his founding of the company in 1997 until its sale in December 2012, Mr. Aspiri served as the chairman of the board of Tempress Technologies, Inc., a privately held research and development company that specialized in high-pressure fluid dynamics for the oil and gas industry. From 1980 to 1997, Mr. Aspiri served as the chairman of the board and chief executive officer of Tempress, Inc., a privately held company specializing in products for the truck, marine and sporting goods industries. Our nominating and governance committee has concluded that Mr. Aspiri should continue to serve on the board of directors based on his experience in founding and managing companies, his knowledge of commercial manufacturing and his prior experience in serving on compensation committees.

Arnold C. Hanish, age 65 has served on our board of directors since September 2012. From 1994 until his retirement in December 2012, Mr. Hanish served as vice president, chief accounting officer, at Eli Lilly and Company. Prior to his appointment as chief accounting officer, he held a number of senior financial positions at Eli Lilly. Before Eli Lilly, Mr. Hanish held various positions at Arthur Young & Company (currently Ernst & Young) for nearly 14 years. Mr. Hanish was a member of the Standing Advisory Group of the Public Company Accounting Oversight Board through December 31, 2012. In addition, from 2007 to 2010, he served as the chairperson of Financial Executives International’s Committee on Corporate Reporting. Mr. Hanish earned his B.A. in accounting from the University of Cincinnati. Our nominating and governance committee has concluded that Mr. Hanish should continue to serve on the board of directors based on his experience in public company finance and accounting, management and corporate governance as well as his knowledge of the pharmaceutical industry.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS

VOTE FOR ALL OF THE NOMINEES NAMED ABOVE

Class II Directors — Continuing in Office until the 2014 Annual Meeting of Shareholders

Thomas J. Cable, age 73, has served on our board of directors since January 1995. He has also served on our audit committee since January 1995 and on our compensation committee since December 2007. In addition, Mr. Cable has served as chairman of our nominating and governance committee since September 2009. Mr. Cable is the chairman of the board of the Washington Research Foundation, a technology transfer and early stage venture capital organization affiliated with the University of Washington, which he co-founded in 1980. Mr. Cable also founded Cable & Howse Ventures, a venture capital firm, and Cable, Howse & Ragen, an investment banking firm. In addition, Mr. Cable co-founded Montgomery Securities, an investment banking firm acquired by Bank of America. A former U.S. Navy submarine officer, Mr. Cable received his M.B.A. from the Stanford Graduate School of Business and his B.A. from Harvard University. Our nominating and governance committee has concluded that Mr. Cable should continue to serve on the board of directors based on his knowledge and experience in finance, investment banking, technology development and product commercialization.

Peter A. Demopulos, M.D., FACC, FSCAI, age 59, has served on our board of directors since January 1995. Dr. Demopulos is a practicing board-certified general and interventional cardiologist at Seattle Cardiology, part of the Swedish Heart & Vascular Institute. He has been a member of Seattle Cardiology from 2005 to the present, also serving as its Medical Director from 2005 to 2010. Dr. Demopulos is also a clinical assistant professor of cardiology at the University of Washington School of Medicine, a position that he has held since 1989. He participates as an investigator in clinical trials evaluating interventional cardiology devices and drug therapies at Seattle Cardiovascular Research and Swedish Cardiovascular Research. Dr. Demopulos received his M.D. from the Stanford University School of Medicine and his B.S. from Stanford University. Our nominating and governance committee has concluded that Dr. Demopulos should continue to serve on the board of directors based on his medical and scientific expertise, his experience as a clinical investigator in relevant therapeutic areas and his experience with clinical development and trial design. Dr. Demopulos is the brother of Gregory A. Demopulos, M.D., our president and chief executive officer and the chairman of our board of directors as well as interim chief financial officer and treasurer.

Class III Directors — Continuing in Office until the 2015 Annual Meeting of Shareholders

Gregory A. Demopulos, M.D., age 54, is one of our founders and has served as our president, chief executive officer and chairman of the board of directors since June 1994 and, in an interim capacity, as our chief financial officer and treasurer since January 2009. He also served as our chief medical officer from June 1994 to March 2010. Prior to founding Omeros, Dr. Demopulos completed his residency in orthopedic surgery at Stanford University and his fellowship training at Duke University. Dr. Demopulos currently serves on the board of directors of Onconome, Inc., a privately held company developing biomarkers for early cancer detection. Dr. Demopulos received his M.D. from the Stanford University School of Medicine and his B.S. from Stanford University. Our nominating and governance committee has concluded that Dr. Demopulos should continue to serve on the board of directors based on his position as our chief executive officer and his medical and scientific expertise, experience with clinical development and design and knowledge of our operations and development programs. Dr. Demopulos is the brother of Peter A. Demopulos, M.D., a member of our board of directors.

Leroy E. Hood, M.D., Ph.D., age 74, has served on our board of directors since March 2001. He also has served on our nominating and governance committee since September 2009 and on our compensation committee since July 2011. Dr. Hood previously served as a member of our audit committee from September 2009 to December 2009 and from June 2012 to September 2012. Dr. Hood is the president of the Institute for Systems Biology, a non-profit research institute dedicated to the study and application of systems biology, which he co-founded in 2000. Previously, Dr. Hood was founder and chairman of the Department of Molecular Biotechnology at the University of Washington School of Medicine. Dr. Hood also co-founded Amgen, Inc., Applied Biosystems, Inc., Darwin Molecular Technologies, Inc., Rosetta Inpharmatics, Inc. and SyStemix, Inc. Dr. Hood is a member of the National Academy of Sciences, the American Philosophical Society, the American Association of Arts and Sciences, the Institute of Medicine and the National Academy of Engineering. Dr. Hood received his Ph.D. and B.S. from the California Institute of Technology and his M.D. from The John Hopkins School of Medicine. Our nominating and governance committee has concluded that Dr. Hood should continue to serve on the board of directors based on his scientific expertise in drug discovery and development and experience in founding and building biotechnology and pharmaceutical companies.

BOARD OF DIRECTORS

Board Leadership Structure

Gregory A. Demopulos, M.D., is our principal executive officer and chairman of the board of directors. Thomas J. Cable is our lead independent director. The responsibilities of our lead independent director are to:

•	serve as chairman of meetings of the board of directors at which the chairman of the board is not present, such as executive sessions of the non-executive directors;

•	call meetings of the non-executive directors as he deems appropriate;

•	serve as the principal liaison on board-wide issues between the chairman of the board and the non-executive directors; and

•	coordinate the activities of the non-executive directors as he deems appropriate.

Taking into account Dr. Demopulos’ in-depth knowledge of our operations, programs and strategy, as well as the oversight authority granted to our lead independent director and each of the committees of our board of directors, which are each comprised solely of independent directors, our board of directors has determined that combining the principal executive officer and chairman of the board of directors positions and appointing a separate lead independent director is appropriate for Omeros at this time.

Risk Oversight

Our management is primarily responsible for assessing and managing risk, while our board of directors is responsible for overseeing management’s execution of its responsibilities. The board of directors is supported by its committees in fulfillment of this responsibility. For example, the audit committee focuses on our overall financial risk by evaluating our internal controls and disclosure policies as well as ensuring the integrity of our financial statements and periodic reports. Our compensation committee strives to create incentives that encourage an appropriate level of risk-taking consistent with our business strategy. Finally, the nominating and governance committee ensures that our governance policies and procedures are appropriate in light of the risks we face.

Director Independence

Our board of directors has determined that Mr. Aspiri, Mr. Cable, Mr. Hanish and Dr. Hood each meet the independence requirements under applicable NASDAQ listing standards as well as applicable rules promulgated by the SEC. Daniel K. Spiegelman, who resigned from our board of directors on June 21, 2012 and was replaced by Mr. Hanish, also met such independence requirements during the period in 2012 in which he served as a director.

Board and Committee Meeting and Annual Meeting Attendance

Our board of directors held a total of five meetings and acted by unanimous written consent two times during 2012. No director attended fewer than 75% of the total number of board meetings and the total number of committee meetings of the board on which he served (during the periods that he served), with the exceptions of Mr. Hanish who attended 67% (2 of 3) of such meetings and Dr. Hood who also attended 67% (8 of 12) of such meetings. We encourage, but do not require, our board members to attend our annual meetings of shareholders. Three directors attended our 2012 Annual Meeting.

Committees of the Board of Directors

Our board of directors has standing audit, compensation and nominating and governance committees, each of which has the composition and responsibilities described below. The charters for each of these committees can be found in the Investors section of our website located at www.omeros.com.

Nominating and Governance Committee Matters

Membership and Independence

The members of our nominating and governance committee are Mr. Cable, Mr. Aspiri and Dr. Hood. Mr. Cable is the chairman of our nominating and governance committee. Our board has determined that each member of our nominating and governance committee meets current NASDAQ requirements for independence. Our nominating and governance committee held two meetings during 2012.

Responsibilities

Under its charter, the nominating and governance committee is responsible for, among other things:

•	assisting the board in identifying prospective director nominees and recommending director nominees to our board for each annual meeting of shareholders;

•	evaluating nominations by shareholders of candidates for election to our board;

•	recommending governance principles to our board;

•	overseeing the evaluation of our board of directors;

•	reviewing shareholder proposals for our annual meetings;

•	evaluating proposed changes to our charter documents;

•	reviewing and assessing our senior management succession plan; and

•	recommending to our board the members for each board committee.

Shareholder Recommendations and Nominees

It is the policy of our board of directors that the nominating and governance committee consider both recommendations and nominations for candidates to the board from shareholders so long as such recommendations and nominations comply with our articles of incorporation, bylaws and applicable laws, including the rules and regulations of the SEC. Shareholders may recommend director nominees for consideration by the nominating and governance committee by writing to our office of the general counsel at the address below and providing evidence of the shareholder’s ownership of Omeros stock, the nominee’s name, home and business address and other contact information, as well as the nominee’s detailed biographical data and qualifications for board membership, and information regarding any relationships between the recommended candidate and Omeros within the last three fiscal years.

Following verification of the shareholder status of the person submitting the recommendation, all properly submitted recommendations will be promptly brought to the attention of the nominating and governance committee. Shareholders who desire to nominate persons directly for election to the board at an annual meeting of shareholders must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the SEC. See “Shareholder Proposals for 2014 Annual Meeting.” Any vacancies on the board occurring between our annual meetings of shareholders may be filled by persons selected by a majority of the directors then in office, and any director so elected will serve until the next shareholders’ meeting at which directors are elected.

You may write to the nominating and governance committee at:

Omeros Corporation

The Omeros Building

201 Elliott Avenue West

Seattle, WA 98119

Attn: Nominating and Governance Committee

c/o Office of the General Counsel

Director Qualifications

Our board of directors believes that there are no specific minimum qualifications that must be met by each candidate for the board, nor are there specific qualities or skills that are necessary for one or more of the members of the board to possess, except as may be required by rules promulgated by NASDAQ or the SEC. In evaluating the qualifications of the candidates, the nominating and governance committee will consider many factors, including, issues of character, judgment, independence, diversity, age, expertise, diversity of experience, length of service and other commitments. The nominating and governance committee will evaluate such factors, among others, and does not assign any particular weighting or priority to any of these factors. The committee will consider each individual candidate in the context of the current perceived needs of the board as a whole. Although the committee may choose to consider diversity as one factor in evaluating candidates, we do not have a policy that requires the committee to consider diversity. While the board of directors has not established specific minimum qualifications for director candidates, the board believes that candidates and nominees must reflect a board that is comprised of directors who (a) are predominantly independent, (b) are of high integrity, (c) have qualifications that will increase overall board effectiveness and (d) meet other requirements as may be required by applicable rules of NASDAQ and the SEC.

Audit Committee Matters

Membership and Independence

The members of our audit committee are Mr. Aspiri, Mr. Cable and Mr. Hanish. Mr. Hanish is the chairman of our audit committee. Our board has determined that each member of our audit committee meets current SEC and NASDAQ requirements for independence for audit committee members. Our board of directors has also determined that Mr. Hanish is an “audit committee financial expert” as defined in SEC rules. Our audit committee held a total of five meetings during 2012.

Responsibilities

Under its charter, the audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•

reviewing with our independent registered public accounting firm and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters;

•	reviewing and approving in advance any proposed related-party transactions and monitoring compliance with our code of business conduct and ethics; and

•	preparing the audit committee report that the SEC requires in our annual meeting proxy statements.

Compensation Committee Matters

Membership and Independence

The members of our compensation committee are Mr. Aspiri, Mr. Cable and Dr. Hood. Mr. Aspiri is the chairman of our compensation committee. Our board has determined that each member of our compensation committee meets current NASDAQ requirements for independence. Our compensation committee held a total of six meetings and acted by unanimous written consent three times during 2012.

Responsibilities

Under its charter, the compensation committee is responsible for, among other things:

•

evaluating the performance of our executive officers and approving these officers’ compensation and other terms of employment and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	evaluating and recommending to our board of directors the type and amount of compensation to be paid or awarded to board members;

•	evaluating and recommending to our board of directors the equity incentive plans, compensation plans and similar programs advisable for us;

•	administering our equity incentive plans;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers; and

•	preparing the compensation committee report that the SEC requires in our annual proxy statement.

Processes and Procedures

Our board of directors has delegated to the compensation committee the authority to determine the compensation for our executive officers. Non-executive director compensation is recommended by our compensation committee to the board of directors for approval. Our executive officers participate in general discussions with our compensation committee and board of directors about these compensation matters but they do not participate in discussions during which their individual compensation is being considered and approved.

Compensation Committee Interlocks and Insider Participation

During 2012, Mr. Aspiri, Mr. Cable and Dr. Hood served on our compensation committee. During 2012, no member of our compensation committee was an officer or employee or formerly an officer of our company, and, except as set forth under the section entitled “Transactions with Related Persons” in this proxy statement, no member had any relationship that would require disclosure as a related person transaction under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Shareholder Communication with the Board of Directors

It is the policy of our board of directors to allow shareholders to communicate with its members. Communications may be addressed to the entire board, to the non-management directors as a group, or to any individual director. All such communications will be initially received and processed by the office of our general counsel. Spam, junk mail, product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations and advertisements and threatening, hostile, illegal and similar unsuitable communications will not be delivered to the board, provided that such information will be made available to a director upon request. To contact members of the board of directors, a shareholder should send a letter to the following address:

Omeros Corporation

The Omeros Building

201 Elliott Avenue West

Seattle, WA 98119

Attn: The Board of Directors

c/o Office of the General Counsel

NON-EMPLOYEE DIRECTOR COMPENSATION

Our non-employee directors receive cash compensation for their services in the following amounts: $20,000 per year for service on the board of directors; $1,750 for each meeting of the board of directors attended in-person; $500 for each meeting of the board of directors attended by telephone; and $500 for each committee meeting attended in-person or by telephone. In addition, we pay the chairpersons of our audit, compensation and nominating and governance committees $15,000, $10,000 and $5,000 per year, respectively, for such service. These fees are paid on a quarterly basis as earned.

Each individual who is first elected or appointed as a non-employee member of the board of directors is automatically granted an option to purchase 15,000 shares of our common stock, with the shares subject to the option vesting in equal annual installments over a three-year period beginning on the date the director takes office. In addition, on the date of each annual meeting of shareholders, each non-employee director who has served as a director for at least six months and who will continue to serve as a director after the meeting is automatically granted an option to purchase 5,000 shares of our common stock that vests in full on the day prior to the date of the next annual meeting of shareholders. The per share exercise price for all of these options is equal to the closing public trading price of our common stock on the date of grant, and vesting is conditioned upon the director’s continued service as a director through the applicable vesting dates. These cash and option award payments are described in our Non-Employee Director Compensation Policy that became effective on October 7, 2009.

2012 Non-Employee Director Compensation

The following table shows the compensation of each of our non-executive directors during the fiscal year ended December 31, 2012:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Ray Aspiri	41,250	35,457	76,707
Thomas J. Cable	41,708	35,457	77,165
Peter A. Demopulos, M.D.	26,250	35,457	61,707
Arnold C. Hanish(3)	10,226	99,510	109,736
Leroy E. Hood, M.D., Ph.D.	28,250	35,457	63,707
Daniel K. Spiegelman(4)	19,788	35,457	55,245

(1)

Amounts shown in this column represent the grant date fair value of option awards granted to our non-executive directors during 2012 as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(2)

As of December 31, 2012, Mr. Aspiri, Mr. Cable, Dr. Demopulos, Mr. Hanish and Dr. Hood held option awards to purchase up to 25,000, 25,000, 13,334, 15,000 and 25,000 shares of common stock, respectively, and Mr. Spiegelman did not hold any option awards.

(3)	Mr. Hanish was elected to our board of directors on September 26, 2012.
(4)	Mr. Spiegelman resigned from our board of directors on June 21, 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for:

•	Gregory A. Demopulos, M.D., our president, chief executive officer and chairman of the board of directors, and interim chief financial officer and treasurer; and

•	Marcia S. Kelbon, J.D., M.S., our vice president, patent and general counsel and secretary.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as our “named executive officers.”

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of our compensation program. In addition, we explain how and why the compensation committee of our board of directors arrived at specific compensation policies and decisions involving our executives during 2012.

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Executive Summary

2012 Business Highlights

During 2012, we made significant progress in our pipeline. These advances included:

•	successful completion of substantially all of our Phase 3 clinical program evaluating OMS302 in patients undergoing intraocular lens replacement, or ILR, surgery;

•

completion of our first Phase 3 clinical trial evaluating OMS103HP in arthroscopic partial meniscectomy that, while not achieving the primary endpoint, met the clinically significant secondary endpoint of pain reduction in the early postoperative period; and

•	the initiation of the first clinical trial evaluating OMS824, our proprietary PDE10 inhibitor that we are developing for the treatment of cognitive disorders, including schizophrenia.

Significant Executive Compensation Actions

We set the 2012 compensation for our named executive officers based on their ability to achieve annual operational goals that further our long-term business objectives and to create sustainable long-term shareholder value in a cost-effective manner. For the past few years, we also have been adjusting their cash and equity compensation to transition them in the future to the higher market compensation ranges for public companies.

Due to operational priorities, our compensation committee did not make its final decisions about our 2012 compensation program until October 2012. Since April of each year is the month in which our compensation program changes are typically made effective, the base salary increases and vesting start dates of options awarded in October 2012 were made retroactive to April 2012. Our 2011 review of executive compensation was delayed and was completed in January 2012 when the 2011 annual equity awards were made. Although this resulted in two sets of equity awards being granted in 2012, the awards granted in January 2012 were for our 2011 fiscal year, as no awards were otherwise granted in 2011 to our named executive officers.

For our 2012 compensation program, the compensation committee took the following actions with respect to the compensation of our named executive officers:

•	increased base salaries for a merit increase of approximately five percent;

•	granted discretionary cash bonuses related to 2011 performance equal to 17.5% of the executive officer’s 2011 base salary; and

•

approved stock option awards to continue to motivate executives to increase our stock price, align the executives’ incentives with management, address competitive market concerns, satisfy our retention objectives and reward 2011 individual performance, with respect to the January 2012 award, and 2012 individual performance, with respect to the October 2012 award. As noted above, the annual option grants for 2011 were made in January 2012 upon the completion of our 2011 executive compensation review.

Significant Corporate Governance Matters

In addition to the compensation details provided above and discussed further below, other important corporate governance matters are as follows:

•	our executives are not entitled to any tax gross ups;

•

our compensation programs are reviewed regularly by the compensation committee, which has determined our compensation programs do not create inappropriate or excessive risk that is likely to have a material adverse effect on us;

•	we have rules in place limiting hedging, pledging and margining of stock by our executives (see page 19 for further details), and

•

our compensation committee continues to retain Compensia, Inc., or Compensia, an independent national compensation consulting firm, to assist it with the development of a process for reviewing executive compensation as well as providing competitive market data.

Response to “Say-on-Pay” Votes at our 2011 Annual Meeting of Shareholders

At our 2011 Annual Meeting of Shareholders, we held a non-binding advisory shareholder vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote. At that meeting, 93% of votes cast were voted in favor of our executive compensation, as disclosed in the proxy statement for the meeting. We have been mindful of the strong support our shareholders expressed for our pay for performance compensation philosophy when evaluating executive compensation practices and programs. As a result, following our annual review of our executive compensation philosophy, our compensation committee decided to retain our general approach to executive compensation.

At the 2011 Annual Meeting of Shareholders, our shareholders also voted on an advisory resolution addressing whether we should hold future say-on-pay votes every one, two or three years. Consistent with the board of directors’ recommendation, 68% of the votes cast were in favor of a frequency of once every three years. In light of this result, the board of directors determined that we will hold say-on-pay votes every three years until the next non-binding advisory vote on the frequency of future say-on-pay votes occurs. We will conduct our next say-on-pay vote at our 2014 Annual Meeting of Shareholders. We will not be required to conduct such a vote on the frequency of future say-on-pay votes until our 2017 Annual Meeting of Shareholders.

Executive Compensation Philosophy and Objectives

We operate in a highly competitive business environment, which is constantly reshaped by medical advances, rapidly changing market and regulatory requirements and the emergence of new competitive technologies. To thrive in this environment, we must work rapidly to create and refine new development programs and product candidates and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these objectives, we need a highly talented team of technical and business professionals.

We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have employed a compensation philosophy of offering our executive officers competitive compensation and benefits packages that are focused on long-term value creation and rewarding management team members for achieving our strategic objectives.

Since our initial public offering in 2009, we have oriented our executive compensation program to:

•

provide total compensation opportunities that enable us to recruit and retain executives with the experience and skills to manage the growth of our company and lead us to the next stage of development;

•	establish a clear alignment between the interests of our executives and the interests of our shareholders;

•	reinforce a culture of ownership, excellence and urgency; and

•	create a direct and meaningful link between company business results, individual performance and compensation.

Executive Compensation-Setting Process

Role of the Compensation Committee

The compensation committee of our board of directors is responsible for overseeing our executive compensation philosophy and administering our executive compensation program, as well as determining and approving the compensation for our executive officers. The compensation committee regularly reports to our board of directors on its deliberations and actions.

During each fiscal year, the compensation committee, with the assistance of Compensia, also reviews our executive compensation program, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes. Compensia also recommends to our board of directors any modifications of our existing plans, or new plans or programs.

Role of Management

In carrying out its responsibilities, the compensation committee works with members of our management team, including our chief executive officer. Typically, our senior management assists the compensation committee and its compensation consultant by providing information on Company and individual performance, market data, and management’s perspective and recommendations on compensation matters.

Typically, our chief executive officer, using competitive market data collected by the our compensation consultant, makes recommendations to the compensation committee regarding the compensation of our employees, including Ms. Kelbon, and attends compensation committee meetings. Our chief executive officer does not make recommendations with respect to his own compensation and excuses himself from compensation committee meetings when his compensation is discussed.

While the compensation committee solicits and reviews our chief executive officer’s recommendations and proposals with respect to compensation-related matters, the compensation committee makes its decisions independently and may consider factors and information other than our chief executive officer’s recommendations and proposals.

Role of Compensation Consultant

The compensation committee is authorized to retain the services of compensation consultants and other advisors from time to time, as it sees fit, in connection with the establishment of cash and equity compensation plans and arrangements and related policies.

The compensation committee has engaged Compensia, an independent national compensation consulting firm providing executive compensation advisory services, to assist it in developing a set of executive compensation guiding principles, to evaluate the competitiveness of our executive officers’ compensation, and to assist the compensation committee in designing and implementing our executive compensation program. Compensia serves at the discretion of the compensation committee.

In the fall of 2012, Compensia conducted a review of our executives’ base salaries, cash bonuses and long-term incentive compensation levels and plan structures. As part of this review, Compensia developed a peer group of companies in our industry sector and prepared a competitive market analysis to help us determine the appropriate level of overall compensation and each separate compensation component and to ensure that the compensation we offer to our executive officers is competitive and fair. In October 2012, the compensation committee completed its review of Compensia’s report and implemented company-wide adjustments to base salaries, which were made retroactive to April 2012, approved discretionary cash bonuses and granted option awards as part of our annual equity compensation refresh program. Compensia did not provide any other services to us in 2012.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and current compensation levels and to assist the compensation committee in setting compensation levels, the compensation committee refers to compensation data compiled with respect to the compensation, both cash and equity, paid to executives in comparable positions at a group of comparable companies, or the Peer Group. The companies comprising the Peer Group have been selected on the basis of their similarities to Omeros including their stage of development, the number of development programs and their market capitalization for the year in which the executive compensation was granted. Because we do not yet have revenue from the commercial sale of our product candidates, we select companies that are similarly situated as drug development companies without product sales revenues. Compensation data for the companies comprising the Peer Group is gathered from public filings and from Compensia’s proprietary compensation databases.

For 2012, the Peer Group was comprised of the following companies:

Alnylam Pharmaceuticals, Inc.	Amicus Therapeutics, Inc.
Ardea Biosciences, Inc.	Arena Pharmaceuticals, Inc.
ArQule, Inc.	AVEO Pharmaceuticals, Inc.
Exelixis, Inc.	MAP Pharmaceuticals, Inc.
Neurocrine Biosciences, Inc.	OncoGenex Pharmaceuticals, Inc.
Orexigen Therapeutics, Inc.	Pain Therapeutics, Inc.
Rigel Pharmaceuticals, Inc.	Trius Pharmaceuticals, Inc.
Vical, Inc.	VIVUS, Inc.

The companies in the 2012 Peer Group were based on the 2011 Peer Group, and subsequently reviewed against our peer selection criteria. Companies in our 2011 Peer Group that were acquired, had begun selling a commercial product or had a market capitalization outside of our range were excluded from the 2012 Peer Group and companies comparable to us were added as replacements. The compensation committee reviews the composition of the Peer Group annually and makes adjustments to its composition as necessary. The market data from the Peer Group is supplemented by survey data from the Radford Global Life Sciences Survey.

Compensation Program Design

Since our initial public offering in 2009, the compensation of our named executive officers has consisted of base salary, cash bonuses, equity compensation, employee benefits and certain post-employment arrangements. We do not specifically allocate between short- and long-term compensation and equity and cash compensation. The committee considers each compensation element separately and then reviews the total compensation to consider whether it is appropriate in light of our performance and our named executive officers’ individual performance.

2012 Compensation Program Review

Due to operational priorities, our compensation committee did not begin its review of our 2012 compensation program until October 2012 and made its decisions that same month. Because April of each year is the month in which our compensation program changes are typically made effective, the base salary increases and vesting start dates of options awarded in October 2012 were made retroactive to April 2012.

Executive Compensation Program Components

The following is a description of each component of our executive compensation program, the rationale for each component and how awards are determined.

Base Salary

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers. The compensation committee reviews the base salaries of our named executive officers each year. In assessing these base salary levels, the compensation committee considers market competitiveness based on the Peer Group and survey data, the executive officer’s past and expected future contribution to Omeros, his or her knowledge, experience and responsibilities, and the relative base salaries and responsibilities of the other members of our management team.

In connection with the 2011 compensation program review, which was not completed until January 2012 due to operational priorities, the compensation committee increased the base salaries of our named executive officers as follows:

Named Executive Officer	2010 Base Salary	2011 Base Salary
Gregory A. Demopulos, M.D.	$600,000	$618,000
Marcia S. Kelbon, J.D., M.S.	$310,000	$319,300

Using the competitive market data collected by Compensia, the compensation committee increased the base salaries for our chief executive officer and our general counsel for a merit increase of three percent. The compensation committee noted that a three percent increase was in line with market norms for 2011. These base salary increases were retroactive to April 2011. As a result, we made one-time payments to Dr. Demopulos and Ms. Kelbon of $15,000 and $7,750, respectively, in January 2012 on account of these retroactive salary adjustments.

In connection with the 2012 compensation program review, in October 2012, the compensation committee increased the base salaries of our named executive officers as follows:

Named Executive Officer	2011 Base Salary	2012 Base Salary
Gregory A. Demopulos, M.D.	$618,000	$650,000
Marcia S. Kelbon, J.D., M.S.	$319,300	$335,000

After reviewing the competitive market data collected by Compensia, considering the performance of our named executive officers, their importance to the organization and the level of compensation between executives, the compensation committee provided a merit increase to the base salaries for our chief executive officer and our general counsel of approximately five percent. The compensation committee determined that these increases were appropriate based on their performance and to ensure continued competitiveness with the market. These base salary increases were made retroactive to April 2012. As a result, we paid Dr. Demopulos and Ms. Kelbon $16,000 and $7,850, respectively, in October 2012 on account of these retroactive salary adjustments.

Cash Bonus Incentive Plan and Discretionary Bonuses

In 2010, we adopted a cash incentive plan designed to reward all of our employees, including our named executive officers, for the achievement of pre-established corporate performance objectives. Our compensation committee did not adopt a cash bonus incentive plan for 2011 but, in connection with our 2012 executive compensation review that we completed in October 2012, it awarded the following discretionary cash bonuses to our named executive officers based on 2011 performance:

Named Executive Officer	Cash Bonus
Gregory A. Demopulos, M.D.	$108,150
Marcia S. Kelbon, J.D., M.S.	$55,878

Taking into account the corporate milestones achieved in 2011, including successfully completing our OMS302 Phase 2b clinical trial and initiating enrollment in Phase 3 clinical programs evaluating OMS302 and OMS103HP, as well as their individual performances, our compensation committee approved cash bonuses equal to 17.5% of each named executive officer’s 2011 base salary. The compensation committee determined that these bonuses were appropriate based on each executive officer’s performance in 2011 and to ensure continued competitiveness with the market.

Our compensation committee did not adopt a cash bonus plan for 2012 but retains the discretion to, and may, pay discretionary cash bonuses to employees, including our executive officers, in 2013 in connection with 2012 performance.

Equity Compensation

We use equity awards to incent and reward our named executive officers for long-term corporate performance based on the value of our common stock and, thereby, align the interests of our executive officers with those of our shareholders.

Historically, we have not applied a rigid formula in determining the size of the equity awards that were granted to our executive officers. Instead, the compensation committee has exercised its judgment, taking into consideration, among other things, the prospective role and responsibility of the executive, competitive market data and the cash compensation received by the executive officer. Based upon these factors, the compensation committee has determined the size of each award at levels it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term shareholder value.

Since 2010, we have granted equity awards to our named executive officers as part of the compensation committee’s annual review of executive compensation. In making these awards, the compensation committee took into consideration our performance, an evaluation of the expected and actual performance of each executive officer, his or her individual contributions and responsibilities, competitive market data for his or her respective position, as determined with the assistance of Compensia, and market conditions.

In January 2012 and October 2012, the compensation committee granted the stock options listed in the table below to our named executive officers in connection with compensation program reviews for 2011 and 2012, respectively. In determining the size of each named executive officer’s stock option grant, the compensation committee considered each executive officer’s responsibilities, experience, skills and contributions, as well as internal equity, current competitive market data for their respective positions and current market practice. The compensation committee also considered the existing equity holdings of each executive officer, including the current economic value of their unvested equity and the ability of these unvested holdings to satisfy our retention objectives. Because April of each year is the month in which our compensation program changes are typically made effective, the vesting start dates of the options awarded in January 2012 and October 2012 were made retroactive to April 2011 and April 2012, respectively. These options awards vest in equal monthly installments over a four-year period beginning on the vesting start date.

The per share exercise price for our equity awards is equal to the fair market value of our common stock on the date of grant. The fair market value is the closing public trading price of our common stock on the date of grant or, if the equity award is granted on a day when the trading market for our common stock is closed, the closing public trading price on the most recent trading day. As a result, the exercise prices of the stock options granted to our named executive officers in January 2012 and October 2012 with retroactive vesting start dates had exercises prices equal to the fair market value of our common stock on their respective grant dates and not as of their respective vesting start dates.

The January 2012 and October 2012 stock options grants for our named executive officers were as follows:

	Number of Shares of Common Stock Underlying Stock Options
Named Executive Officer	January 2012 Grant(1)	October 2012 Grant(2)
Gregory A. Demopulos, M.D.	260,000	275,000
Marcia S. Kelbon, J.D., M.S.	120,000	90,000

(1)	These option awards have a per share exercise price of $4.10.
(2)	These option awards have a per share exercise price of $10.40.

Retirement and Other Benefits

We have established a broad-based tax-qualified Section 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions of up to 75% of their current compensation, not to exceed the applicable statutory income tax limitation (which was $17,000 in 2012). We do not currently match contributions made by participants in the plan. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our employees, including the named executive officers, include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short- and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. These benefits are provided to our named executive officers on the same basis as to all of our full-time employees.

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Historically, with the exception of parking expenses, we only have provided perquisites or other personal benefits to our chief executive officer. Pursuant to the terms of his employment agreement, we paid additional expenses incurred by our chief executive officer including his medical malpractice insurance premiums and practice fees so that he may continue to practice medicine. We believe that his ability to maintain his position as a practicing surgeon is beneficial to our objectives.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, however, we may provide such items in limited circumstances, such as when we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executives more efficient and effective, and for recruitment, motivation or retention purposes. All future practices with respect to significant perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Post-Employment Compensation

Except for our chief executive officer, we do not have formal employment agreements with our named executive officers. For a summary of the material terms and conditions of the employment agreement with our chief executive officer and our arrangements with our general counsel, see “Executive Employment Agreements” below in this proxy statement.

While considering the compensation of our chief executive officer, the compensation committee was aware that it would be necessary to provide a competitive compensation package to retain someone with his unique skill set and medical expertise. At the same time, the compensation committee was sensitive to the need to balance the market competitiveness with the financial limitations of a development-stage life sciences company. As part of his pay package, the chief executive officer’s employment agreement includes certain protections in the event of his termination of employment under specified circumstances, including following a change in control of our company. We believe that these protections were necessary to induce him to limit his medical practice in exchange for the uncertainty of a demanding position in a new organization and that these protections continue to help from a retention standpoint. We also believe that entering into this agreement helps our chief executive officer maintain his focus on his duty to maximize shareholder value if there is a potential transaction that could involve a change in control of our company. The terms of his agreement were determined by the compensation committee based on negotiations with our chief executive officer. For a summary of the material terms and conditions of these provisions, see “Potential Payments upon Termination or Change in Control” below in this proxy statement.

In addition, we provide all of our employees, including our named executive officers, with certain change in control vesting benefits for their equity compensation. We have provided this benefit to encourage our employees to focus on their responsibilities and not be distracted by the potential effect of a change in control on their employment situation. For a summary of the material terms and conditions of these benefits, see “Potential Payments upon Termination or Change in Control” below in this proxy statement.

Insider Trading Policy

Under our insider trading policy, all of our employees, including our executive officers, are prohibited from engaging in short sales of our stock as well as in transactions in publicly traded options, such as puts and calls, or in other derivative securities of our common stock, with the exception of securities issued pursuant to our compensatory benefit plans. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities. Our insider trading plan also prohibits our executive officers from pledging our securities as collateral for loans. As permitted by our policy, in 2012 we granted a one-time exemption to our chief executive officer to permit him to pledge his stock as collateral for a home construction loan. We granted this exemption after our chief executive officer demonstrated to our reasonable satisfaction that he had adequate resources, excluding his Omeros stock, to repay the loan in full thereby avoiding an involuntary sale of his stock by the lender. Finally, the trading plan prohibits our executive officers from holding our securities in margin accounts in which the securities may be sold without the officer’s consent.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly held corporation for any remuneration in excess of $1.0 million paid in any taxable year to its chief executive officer and each of its other named executive officers (other than its chief financial officer). Remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. In this regard, the income realized upon the exercise of stock options granted under a shareholder-approved stock option plan generally will be deductible by the corporation so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied. Most of our compensation arrangements were exempt from application of Section 162(m) for several years after our initial public offering.

As our stock first became publicly traded in 2009, in 2012 and prior years, the compensation committee did not take the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our executives. Our exemption from the application of the deductibility limit of Section 162(m) will expire following our 2013 Annual Meeting and any compensation income attributable to the exercise of stock options granted to our named executive officers after that meeting will not qualify as “performance-based compensation.” As such, in approving the amount and form of compensation for our executives in the future, we expect that the compensation committee will consider all elements of the cost to us of providing such compensation, including weighing the potential benefits of qualifying such compensation under the performance-based exception to the deductibility limit of Section 162(m) and its associated limitations.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Internal Revenue Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our company that exceeds certain prescribed limits, and that our company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2012. We are not obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Section 409A of the Code imposes significant additional taxes if an executive officer, director or service provider receives “deferred compensation” that does not satisfy the restrictive conditions of the provision. Although we did not have a traditional nonqualified deferred compensation plan in place for executives during 2012, Section 409A applies to certain equity awards and severance arrangements. We believe that we have structured equity awards in a manner intended to comply with the applicable Section 409A conditions.

Accounting for Stock-Based Compensation

We follow FASB ASC Topic 718, Compensation — Stock Compensation, for our stock-based compensation awards. FASB ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. FASB ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this proxy statement with management and, based on such review and discussion, has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2012.

COMPENSATION COMMITTEE

Ray Aspiri, Chairman

Thomas J. Cable

Leroy E. Hood, M.D., Ph.D.

Summary Compensation Table

The following table shows all of the compensation of each of our named executive officers for the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Gregory A. Demopulos, M.D.	2012	655,500	108,150	2,752,935	—		18,342	(4)	3,534,927
President, Chief Executive Officer,	2011	600,000	—	—	—		17,349		617,349
Chairman of the Board of Directors and Interim Chief Financial Officer and Treasurer	2010	579,167	—	1,399,288	91,440	(3)	23,635		2,093,530
Marcia S. Kelbon, J.D., M.S.	2012	338,050	55,878	1,002,189	—		3,539		1,399,656
Vice President, Patent and General	2011	310,000	—	—	—		3,813		313,813
Counsel and Secretary	2010	305,833	—	377,559	47,244	(3)	3,729		734,365

(1)	The 2012 salary amounts include one-time payments made on account of retroactive salary adjustments. For information regarding these payments, see “Base Salary” on page 16 of this proxy statement.
(2)

Amounts shown in this column do not reflect compensation actually received by the named executive officers. Instead, the dollar amounts shown in this column represent the grant date fair value of option awards granted to our named executive officers during the applicable year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions.

(3)	Represents earnings under our 2010 cash bonus incentive plan, which is described below.
(4)	Includes $18,273 in perquisites and other personal benefits, which included payments for medical malpractice insurance, parking expenses, medical practice expenses and travel expenses.

2012 Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards made to our executive officers for the year ended December 31, 2012.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Gregory A. Demopulos, M.D.	01/08/12	260,000	(2)	4.10	768,274
	10/07/12	275,000	(3)	10.40	1,984,661
Marcia S. Kelbon, J.D., M.S.	01/08/12	120,000	(2)	4.10	354,588
	10/07/12	90,000	(3)	10.40	647,601

(1)	These option awards were granted under our 2008 Equity Incentive Plan.
(2)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on April 1, 2011.
(3)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on April 1, 2012.
(4)

Amounts shown in this column do not reflect compensation actually received by the named executive officers. Instead, the dollar amounts shown in this column represent the grant date fair value of option awards granted to our named executive officers during the applicable year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions.

Executive Employment Agreements

Gregory A. Demopulos, M.D.

We entered into an employment agreement with Dr. Demopulos dated April 7, 2010 related to his service as our president and chief executive officer. Pursuant to the terms of his employment agreement, Dr. Demopulos is an at-will employee and was entitled to receive an initial annual base salary of $600,000, which our compensation committee reviews at least annually. In October 2012, our compensation committee increased Dr. Demopulos’ annual base salary to $650,000 from $618,000 effective as of April 2012. We may not reduce Dr. Demopulos’ annual base salary without his consent. Dr. Demopulos is entitled to participate in awards under our equity compensation and/or equity incentive plans at a level and on terms commensurate with his position and responsibilities, and no less favorable than those applicable to chief executive officers of peer companies as reasonably determined by the compensation committee, taking into account the recommendation of independent compensation consultants. Dr. Demopulos also is entitled to participate in any employee benefit and fringe benefit plans that we make available to our executive employees, such as our equity compensation plans, 401(k) plan, disability and life insurance and company-paid health insurance. We have also agreed to allow Dr. Demopulos to maintain his status as a board-eligible orthopedic and hand and microvascular surgeon, which includes his performance of surgical procedures on a limited basis, and have agreed to pay related malpractice insurance and professional fees, which were $11,903 in 2012. We believe that Dr. Demopulos’ ability to maintain his standing as a practicing surgeon is beneficial to our objectives.

The employment agreement prohibits Dr. Demopulos from carrying on any business or activity, directly or indirectly, in direct competition with us or soliciting our employees to terminate their employment with us or to work with one of our competitors during his employment and for a period of up to two years following termination of his employment. In addition, the employment agreement prohibits him from soliciting or attempting to influence any of our customers or clients to purchase products from our competitors rather than our products. For a description of the change in control benefits payable to Dr. Demopulos under his employment agreement, see “Potential Payments upon Termination or Change in Control” below in this proxy statement.

Marcia S. Kelbon, J.D., M.S.

We have not entered into an employment agreement with Ms. Kelbon, and she is an at-will employee. In October 2012, our compensation committee increased Ms. Kelbon’s annual base salary to $335,000 from $319,300 effective as of April 2012.

2010 Cash Bonus Incentive Plan

In 2010, we adopted a cash incentive plan for that year designed to reward all of our employees, including our named executive officers, for the achievement of pre-established corporate performance objectives. Under the plan, target bonus levels were set at a percentage of an employee’s base salary and were assigned based on the employee’s position. Our executive officers’ target bonus levels were 20% of their applicable base salary rate. We did not adopt any cash bonus incentive plans for 2011 or 2012 but our compensation committee paid discretionary cash bonuses to our employees, including our executive officers, in October 2012 in connection with 2011 performance. Our compensation committee also may pay discretionary bonuses to our executive officers in 2013 in connection with 2012 performance.

Our compensation committee established the performance objectives for our 2010 cash bonus incentive plan and assigned a weighting to each objective based on its relative importance to us. Because all of our employees were expected to contribute to each performance objective, the weighting of each goal was the same for all employees, including our named executive officers. Our compensation committee retained discretion to pay bonuses under our cash bonus incentive plan, even if the applicable performance objective was met or not met. Our compensation committee could also change the performance criteria. This discretion allowed us to accommodate changes to our business. During 2010, we met all of the performance objectives except those related to our Phase 3 OMS103HP arthroscopic anterior cruciate ligament reconstruction program. The objectives that we achieved in 2010 had an aggregate weighting of 76.2%.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table shows certain information regarding outstanding equity awards held by each of the named executive officers as of December 31, 2012.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Gregory A. Demopulos, M.D.	388,163	(1)	—	0.98	12/11/16
	612,244	(1)	—	0.98	12/11/16
	102,040	(2)	—	2.45	12/29/17
	147,812	(3)	67,188	6.31	04/06/20
	105,416	(4)	4,584	6.31	04/06/20
	108,333	(5)	151,667	4.10	01/08/22
	45,833	(6)	229,167	10.40	10/07/22
Marcia S. Kelbon, J.D., M.S.	193,877	(7)	—	0.98	12/11/16
	5,102	(2)	—	2.45	12/29/17
	51,561	(3)	23,439	6.05	03/28/20
	12,701	(8)	3,343	6.05	03/28/20
	50,000	(5)	70,000	4.10	01/08/22
	15,000	(6)	75,000	10.40	10/07/22

(1)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on February 28, 2005.
(2)	1/4 of the shares subject to this option award vested on December 30, 2008 and 1/48th of the shares subject to this option award vested each month thereafter.
(3)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on March 1, 2010.
(4)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on February 28, 2009.
(5)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on April 1, 2011.
(6)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on April 1, 2012.
(7)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on October 1, 2005.
(8)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on October 1, 2009.

Potential Payments upon Termination or Change in Control

Pursuant to our employment agreement with Dr. Demopulos we are required to make payments to him upon termination of his employment in the circumstances described below. In addition, under the terms of our equity incentive plans, all of our named executive officers are entitled to acceleration of vesting of their option awards upon our change in control. These arrangements are discussed below.

Employment Agreement with Gregory A. Demopulos, M.D.

The compensation due to Dr. Demopulos pursuant to his employment agreement in the event of the termination of his employment with us varies depending upon the nature of the termination.

Termination Without Cause or for Good Reason. Dr. Demopulos’ employment agreement provides that if we terminate him without “cause,” as defined below, or if he terminates his employment with us for “good reason,” as defined below, then until the earlier of (1) two years from the date of his termination and (2) his start date with a new employer that pays him an annual base salary at least equal to the annual base salary we paid to him prior to his termination (provided that if he terminates his employment for good reason because of a reduction in his annual base salary, then the annual base salary that will be measured will be the annual base salary we paid him prior to such reduction), we will be obligated to pay him on our regularly scheduled payroll dates on an annualized basis:

•

the annual base salary he was receiving as of his termination, provided that if he terminates his employment for good reason because of a reduction in his annual base salary, then the annual base salary we will be obligated to pay him will be his annual base salary in effect prior to such reduction; plus

•

the greater of (1) the average annual bonus he received in the preceding two calendar years and (2) any bonus he would have been entitled to in the year of his termination as determined by our board of directors in good faith.

In addition, if we terminate Dr. Demopulos without cause or if he terminates his employment with us for good reason, all of his unvested option awards will immediately vest and become exercisable until the maximum term of the respective option awards and all unvested restricted shares he holds will immediately vest. Dr. Demopulos and his eligible dependents may also continue to participate in all health plans we provide to our executive employees on the same terms as our employees for a period of up to two years from the date of his termination, unless his new employer provides comparable coverage.

“Cause” is defined under Dr. Demopulos’ employment agreement to mean:

•

his willful misconduct or gross negligence in the performance of his duties, including his refusal to comply in any material respect with the legal directives of our board of directors so long as such directives are not inconsistent with his position and duties, and such refusal to comply is not remedied within 10 working days after written notice from the board of directors;

•

dishonest or fraudulent conduct that materially discredits us, a deliberate attempt to do an injury to us, or conduct that materially discredits us or is materially detrimental to our reputation, including conviction of a felony; or

•

his material breach, if incurable, of any element of his confidential information and invention assignment agreement with us, including without limitation, his theft or other misappropriation of our proprietary information.

Dr. Demopulos may terminate his employment for “good reason” if he terminates his employment with us within 120 days of the occurrence of any of the following events:

•	any material diminution in his authority, duties or responsibilities;

•	any material diminution in his base salary;

•	we relocate his principal work location to a place that is more than 50 miles from our current location; or

•	we materially breach his employment agreement.

If any of the above events have occurred as a result of our action, we will have 30 days from notice of such event from Dr. Demopulos to remedy the situation, in which case Dr. Demopulos will not be entitled to terminate his employment for good reason related to the event.

If Dr. Demopulos had been terminated without cause or if he had terminated his employment with good reason on December 31, 2012, he would have been entitled to receive an annual base salary of $650,000 and an annual bonus amount of $54,075, payable on a bi-monthly basis over a period of up to two years from the date of termination. In addition, option awards with a value of $165,317 would automatically vest upon his termination, which is the difference between $5.19, the closing trading price of our common stock on December 31, 2012, and the exercise price of the option awards held by Dr. Demopulos with an exercise price less of than $5.19, multiplied by the number of shares subject to such option awards that would have vested on December 31, 2012 as the result of his termination.

Dr. Demopulos and his eligible dependents would also be entitled to participate in the health plans we provide to our employees for a period of up to two years from the date of his termination at a cost to us of approximately $12,138.

Termination for Cause, Voluntary Termination, Death or Disability. If we terminate Dr. Demopulos for cause, if other than for good reason he voluntarily terminates his employment or if his employment is terminated as a result of his death or “disability,” as defined below, Dr. Demopulos will be entitled to receive payments for all earned but unpaid salary bonuses and vacation time, but he will not be entitled to any severance benefits.

“Disability” is defined under Dr. Demopulos’ employment agreement as his inability to perform his duties as the result of his incapacity due to physical or mental illness, and such inability, which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive 12-month period, if shorter, after its commencement, is determined to be total and permanent by a physician selected by us and our insurers and acceptable to Dr. Demopulos.

Second Amended and Restated 1998 Stock Option Plan and 2008 Equity Incentive Plan

Pursuant to our Second Amended and Restated 1998 Stock Option Plan, or 1998 Plan, and our 2008 Equity Incentive Plan, or 2008 Plan, in the event of a change in control, as separately defined in each stock plan, the vesting of option awards issued pursuant to such plans and held by our then-current employees, including those held by Dr. Demopulos and Ms. Kelbon, will be accelerated to the extent of 50% of the remaining unvested shares. If there is no assumption or substitution of outstanding option awards by the successor corporation in the change in control, the option awards will become fully vested and exercisable immediately prior to the change in control. In addition, if within 12 months following a change in control Dr. Demopulos or Ms. Kelbon is terminated without “cause” or as a result of a “constructive termination,” as such terms are defined below, any outstanding option awards held by him or her, as applicable, that we issued pursuant to the 1998 Plan or 2008 Plan will become fully vested and exercisable:

•	a “change in control” means a proposed sale of all or substantially all of our assets, or the merger of us with or into another corporation, or other change in control;

•

a termination for “cause” means a termination of an employee for any of the following reasons: (1) his or her willful failure to substantially perform his or her duties and responsibilities to us or a deliberate violation of a company policy; (2) his or her commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (3) unauthorized use or disclosure by him or her of any proprietary information or trade secrets of ours or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with us; or (4) his or her willful breach of any of his or her obligations under any written agreement or covenant with us; and

•	a “constructive termination” means the occurrence of any of the following events: (1) there is a material adverse change in an employee’s position causing such position to be of materially reduced stature or responsibility; (2) a reduction of more than 30% of an employee’s base compensation unless in connection with similar decreases of other similarly situated employees; or (3) an employee’s refusal to comply with our request to relocate to a facility or location more than 50 miles from our current location; provided that in order for an employee to be constructively terminated, he or she must voluntarily terminate his or her employment within 30 days of the applicable material change or reduction.

The following table summarizes the benefits that Dr. Demopulos and Ms. Kelbon would have been entitled to receive had a change in control occurred on December 31, 2012. The amounts below represent the difference between $5.19, the closing trading price of our common stock on December 31, 2012, and the exercise price of the option awards held by these employees with an exercise price less of than $5.19, multiplied by the number of shares subject to such option awards that would have vested on December 31, 2012 upon the occurrence of each of the events identified in the table below.

Name	Successor in Change in Control Assumes or Replaces Option Awards ($)(1)	Successor in Change in Control does not Assume or Replace Option Awards ($)(2)	Employee is Terminated Without Cause or Constructively Terminated Within 12 Months of Change in Control ($)(2)
Gregory A. Demopulos, M.D.	82,659	165,317	165,317
Marcia S. Kelbon, J.D., M.S.	38,150	76,300	76,300

(1)

75,833 and 35,000 shares subject to option awards with exercise prices less than $5.19 would have vested for Dr. Demopulos and Ms. Kelbon, respectively. In addition to those shares, 150,469 and 50,891 shares subject to option awards with exercise prices higher than $5.19 held by Dr. Demopulos and Ms. Kelbon, respectively, would have vested.

(2)

151,667 and 70,000 shares subject to option awards with exercise prices less than $5.19 would have vested for Dr. Demopulos and Ms. Kelbon, respectively. In addition to those shares, 300,939 and 101,782 shares subject to option awards with exercise prices higher than $5.19 held by Dr. Demopulos and Ms. Kelbon, respectively, would have vested.

2012 Option Exercises and Stock Vested

The following table shows certain information regarding option exercises by our named executive officers during the year ended December 31, 2012.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Gregory A. Demopulos, M.D.	10,000	42,100
Marcia S. Kelbon, J.D., M.S.	—	—

(1)	Represents the difference between the closing price of our common stock on the date of exercise and the exercise price of the option award.

TRANSACTIONS WITH RELATED PERSONS

The following is a summary of transactions since January 1, 2012 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than five percent of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described elsewhere in this proxy statement.

Amended and Restated Investors’ Rights Agreement

We are party to an amended and restated investors’ rights agreement dated October 15, 2004 with some of our shareholders, including Aspiri Enterprises, LLC, Thomas J. Cable, Gregory A. Demopulos, M.D., Peter

A. Demopulos, M.D., FACC and Leroy E. Hood, M.D., Ph.D. Ray Aspiri is the managing partner and a member of Aspiri Enterprises LLC. The shareholders who are parties to this agreement are entitled to registration rights under the Securities Act of 1933 with respect to some of their shares of common stock.

Technology Transfer Agreements

We are party to a June 1994 technology transfer agreement with Gregory A. Demopulos, M.D. pursuant to which he irrevocably transferred to us all of his intellectual property rights in our PharmacoSurgery platform. In December 2001, we entered into a second technology transfer agreement with Dr. Demopulos pursuant to which he irrevocably transferred to us all of his intellectual property rights in our Chondroprotective program, which we are no longer pursuing but we continue to maintain our related intellectual property rights. Other than his rights as a shareholder, Dr. Demopulos has not retained any rights to our PharmacoSurgery platform or Chondroprotective program, except that if we file for liquidation under Chapter 7 of the U.S. Bankruptcy Code or voluntarily liquidate or dissolve, other than in connection with a merger, reorganization, consolidation or sale of assets, Dr. Demopulos and another one of our co-founders, Pamela Pierce Palmer, M.D., Ph.D., have the right to repurchase the PharmacoSurgery and Chondroprotective intellectual property at the then-current fair market value.

Indemnification Agreements

We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding relating to their service to Omeros.

Policies and Procedures for Related-Party Transactions

We have adopted a written policy that prohibits our executive officers, directors, and principal shareholders, including their immediate family members, from entering into a related-party transaction with us without the approval of our audit committee. Any request for us to enter into a transaction with an executive officer, director, principal shareholder, or any of such persons’ immediate family members, in which the amount involved exceeds $120,000, other than transactions involving compensation for services provided to us as an executive officer or director, must be presented to our audit committee for review, consideration and approval. All of our directors and executive officers are required to report to our audit committee any such related-party transaction. In approving or rejecting the proposed related-party transaction, our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, whether the transaction is fair to us and whether the terms of the transaction would be similar if the transaction did not involve a related party, whether the transaction would impair the independence of a non-employee director, the materiality of the transaction and whether the transaction would present an improper conflict of interest between us and the related party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at March 31, 2013, for: each person who we know beneficially owns more than five percent of our common stock; each of our directors; each of our named executive officers; and all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentage ownership is based on 25,910,399 shares of common stock outstanding at March 31, 2013. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each person who owns more than five percent of our common stock listed in the table below is c/o Omeros Corporation, The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119.

Name and Address of Beneficial Owner	Exercisable Stock Options(1)	Number of Shares Beneficially Owned(2)		Percent of Class
Gregory A. Demopulos, M.D.	1,592,551	3,089,373	(3)	11.2%
Marcia S. Kelbon, J.D., M.S.	349,600	466,747		1.8%
Ray Aspiri	25,000	227,178	(4)	*
Thomas J. Cable	25,000	112,067		*
Peter A. Demopulos, M.D.	13,334	352,783	(5)	1.4%
Arnold C. Hanish.	—	2,400		*
Leroy E. Hood, M.D., Ph.D.	25,000	79,390		*
All executive officers and directors as a group (7 persons)	2,030,485	4,329,938		15.5%

*	Less than 1%
(1)	Represents shares that could be purchased pursuant to the exercise of option awards vested as of and within 60 days of March 31, 2013.
(2)	Represents outstanding shares plus the options set forth in the previous column.
(3)	Dr. Demopulos has pledged 1,486,822 of his outstanding shares of common stock as collateral for a home construction loan as described on page 19 of this proxy statement.
(4)	Includes 186,872 shares of common stock held by Aspiri Enterprises LLC, of which Mr. Aspiri is the managing partner and a member.
(5)

Includes 164,382 shares of common stock held by The Demopulos Family Trust, of which Dr. Peter A. Demopulos is the trustee and a beneficiary along with his mother and sister. Dr. Peter A. Demopulos disclaims beneficial ownership of the shares held by The Demopulos Family Trust except to the extent of his pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors, and 10% shareholders are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms we received, we believe that during the 2012 fiscal year all Section 16(a) filing requirements applicable to our officers, directors, and 10% shareholders were satisfied.

PROPOSAL 2 — RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the current year and the board of directors is asking our shareholders to ratify that appointment. Although current laws, rules and regulations, as well as the charter of the audit committee, require our independent registered public accounting firm to be engaged, retained and supervised by the audit committee, the board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of Ernst & Young for ratification by shareholders as a matter of good corporate practice. If the shareholders do not ratify the selection of Ernst & Young as our independent registered public accounting firm, the audit committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young. If the shareholders do ratify the selection of Ernst & Young as our independent registered public accounting firm, the audit committee may nonetheless select a different auditing firm at any time during the year if it determines that such a change would be in our best interests. Representatives of Ernst & Young are expected to be present at the 2013 Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS

VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Information Regarding our Independent Registered Public Accounting Firm

Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories (in thousands) are:

	2012	2011
Audit Fees	$565	$453
Audit-Related Fees	—	—
Tax Fees	45	22
All Other Fees	—	—

	$610	$475

Audit Fees

Consists of fees associated with the annual audit of our financial statements, the reviews of our interim financial statements and quarterly reports on Form 10-Q, and the issuance of consents and comfort letters in connection with registration statements.

Audit-Related Fees

Consists of fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements including accounting consultations.

Tax Fees

Consists of fees associated with federal income tax compliance, tax advice and tax planning.

All Other Fees

Consists of fees associated with permitted corporate finance assistance and permitted advisory services, none of which were provided by our independent auditors during the last two fiscal years.

Audit Committee Pre-Approval Policy

The audit committee must pre-approve all services to be performed for us by Ernst & Young. Pre-approval is granted usually at regularly scheduled meetings of the audit committee. If unanticipated items arise between meetings of the audit committee, the audit committee has delegated authority to the chairman of the audit committee to pre-approve services, in which case the chairman communicates such pre-approval to the full audit committee at its next meeting. During 2012 and 2011, all services billed by Ernst & Young were pre-approved by the audit committee in accordance with this policy.

Audit Committee Report

In connection with the audited consolidated financial statements of Omeros Corporation for the fiscal year ended December 31, 2012, the audit committee of the board of directors has:

•	reviewed and discussed the audited consolidated financial statements with management;

•	discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard AU Section 380 (The Auditor’s Communication with Those Charged with Governance);

•

received the written disclosures and the letter from Ernst & Young LLP required by Public Company Accounting Oversight Board Rule 3526 (Communications with Audit Committees Concerning Independence), and has discussed with Ernst & Young LLP its independence; and

•

based on the foregoing review and discussions, recommended to the board of directors that the audited consolidated financial statements be included in Omeros’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

AUDIT COMMITTEE

Arnold C. Hanish, Chairman

Ray Aspiri

Thomas J. Cable

OTHER BUSINESS

Our board of directors is not aware of any other matters to be presented at the 2013 Annual Meeting. If, however, any other matter should properly come before the 2013 Annual Meeting, the enclosed proxy card confers discretionary authority with respect to such matter.

By Order of the Board of Directors,

Marcia S. Kelbon

Vice President, Patent

General Counsel and Secretary

April 24, 2013

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the 2013 Annual Meeting, we encourage you to vote in advance of the meeting to assure your representation at the meeting. You may vote prior to the 2013 Annual Meeting by mailing the proxy card in the enclosed postage-prepaid envelope, by telephone or via the Internet in accordance with the instructions on your proxy card. Even if you vote in advance of the 2013 Annual Meeting, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the 2013 Annual Meeting, you must obtain from the record holder a proxy card issued in your name.

IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies 11:59 PM, submitted Eastern Time, by the Vote on Internet May by 23, Internet or 2013 telephone . must be received by Go to www.envisionreports.com/OMER Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: 01 - Ray Aspiri 02 - Arnold C. Hanish + Mark here to vote Mark vote from here all to nominees WITHHOLD For All EXCEPT - To withhold authority to vote for any FOR all nominees nominee(s), write the name(s) of such nominee(s) below. For Against Abstain 2. Ratification of Ernst & Young LLP as independent 3. In their discretion, the proxies are authorized to vote upon such registered public accounting firm for 2013. other business as may properly come before the meeting. B Non-Voting Items Change of Address — Please print new address below. Comments Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 1 6 2 3 8 4 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01MSLC

Attention Internet Users! You(1st can now access your shareholder information on the following secure Internet site: www.computershare.com/investor Step 1: Register time users only) Step 3: View your account details and perform multiple transactions, such as: Click on “Create Login” In the blue box and follow the instructions. View account balances Change your address View transaction history View electronic shareholder communications Step 2: Log in (Returning users) View payment history Buy or sell shares Enter your User ID and Password and click the Login button. View stock quotes Check replacements If you are not an Internet user and wish to contact Omeros Corporation you may use one of the following methods: Call: 866-282-4938 Write: Omeros Corporation, c/o Computershare, P.O. Box 43006, Providence, RI 02940 Important notice regarding the Internet availability of proxy materials for the 2013 Annual Meeting of Shareholders. The Proxy Statement and the 2012 Annual Report to Shareholders are available at: www.envisionreports.com/OMER IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — OMEROS CORPORATION PROXY FOR 2013 ANNUAL MEETING OF SHAREHOLDERS – MAY 24, 2013 OMEROS CORPORATION THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned shareholder of Omeros Corporation hereby appoints Gregory A. Demopulos, M.D. and Marcia S. Kelbon, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Omeros Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2013 Annual Meeting of Shareholders of Omeros to be held May 24, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. The undersigned hereby acknowledges receipt of the Company’s Proxy Statement in connection with the Annual Meeting and hereby revokes any proxy or proxies previously given. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT ARE PROPERLY PRESENTED. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED AS FOLLOWS: “FOR” PROPOSALS 1 AND 2; AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING. (Continued and to be marked, dated and signed, on the other side)